PRESS RELEASE
GEORGE RISK INUSTRIES, INC.
FIRST QUARTER RESULTS

KIMBALL, NE -- SEPTEMBER 20, 2013 -- GEORGE RISK INDUSTRIES, INC. (OTCBB:RSKIA), a leading manufacturer of products in the security industry, presented net sales for the quarter ended July 31, 2013, to be $2,670,000, which is an increase of 5.04% from the corresponding quarter last year. Net sales for the quarter ended July 31, 2012 were $2,542,000. The Company's products are tied to the housing market and the increase in sales is a result of a recovering economy. Net income for the quarter ended July 31, 2013 was at $654,000, a 50% increase from the corresponding quarter last year, which showed net income of $436,000. This bigger gain in income for the current quarter is that we had $18,000 of realized gains on investments as compared to $151,000 of realized losses for the corresponding quarter last year. Earnings per share for the quarter ended July 31, 2013 were $0.13 per common share and $0.09 per common share for the quarter ended July 31, 2012.

Engineering continues work on a wireless pool alarm and a High Security Switch. These will go through UL and possibly the Department of Defense approval for certain installations. New molding redesigns are in the process for pool alarms, a Current Controller case and a cover for the 29-Series terminal switch. Other products in development include a twist lock for re-cessed steel door contacts, including biased for high security. This variety will allow the installer to set a precise gap. A fuel level monitor is also being researched. Several security companies from around the world have told us fuel theft is a major problem. They are looking for a product that will tie into the security system that then will directly inform when tanks and trucks are tempered with.

At George Risk Industries, Inc. latest Board of Directors meeting, a dividend of $0.30 per common share was declared. This dividend will be paid to stock-holders of record as of September 30, 2013 and payable by October 31, 2013.

George Risk Industries, Inc. is engaged in the design, manufacture and sales to distributors and OEM manufacturers of custom computer keyboards, push button switches, burglar alarm components, pool alarms, thermostats, E-Z Duct wire cover, and hydro sensors. The company has representation in the United States, Canada, Asia, and EMEA.

CONTACTS
--------
STEPHANIE M. RISK-McELROY
PRESIDENT/CEO/CFO
308-235-4645
800-523-1227